Exhibit 10.40

Deferred Compensation Plan Amendments

WHEREAS, ACE Limited and its subsidiaries (collectively “ACE”) maintain compensation and benefit arrangements subject to Section 409A of the US Internal Revenue Code (such arrangements are referred to as the “Plans” to the extent they are subject to Section 409A, or would be subject to Section 409A in the absence of the following amendments);

WHEREAS, ACE desires that compensation and benefits under the Plans should satisfy the requirements of Section 409A in all respects, and should avoid acceleration of tax or imposition of penalties under Section 409A;

NOW, THEREFORE, the undersigned, on behalf of ACE, and consistent with the authority of ACE to modify the Plans to confer benefits on participants in the Plans, hereby adopts the following amendments of the Plans, effective January 1, 2009:

1.	Amounts payable under the Plans upon a termination of employment (including references to a participant’s employment termination and terminating employment, and terminating the provision of services as an independent contractor, as well as references to a participant’s separation from service) shall mean the participant having a separation from service as that term is defined in Treas. Reg. §1.409A-1(h).

2.	Payment of reimbursement amounts and the provision of in-kind benefits by ACE that constitute Deferred Compensation shall be subject to Treas. Reg. §1.409A-3(i)(1)(iv); provided, however, that reimbursement of relocation expenses that are exempt from §409A by reason of Treas. Reg. §1.409A-1(b)(9)(v)(A) or otherwise, and provision of other reimbursements and in-kind benefits that are not subject to Section 409A, shall not be subject to this sentence.

3.	If, at the time of a participant’s termination of employment, he or she is a specified employee as defined under Treas. Reg. §1.409A-1(i), then any payments or benefits to the participant provided by reason of termination of employment that constitute Deferred Compensation shall not be paid or provided to the participant during the period ending six months after the date of termination of employment; provided that such amounts shall be paid on the first day of the seventh month following the date of the participant’s termination of employment or, if earlier, the date of the participant’s death; and further provided that to the extent that the participant is otherwise entitled to the welfare benefit coverage but ACE is precluded from providing such coverage by reason of this sentence, the participant may receive such coverage by paying the cost of the coverage to ACE for that six month period (with the right to reimbursement of such cost during the seventh month after termination of employment).

4.	If any reduction in the amount of payments or benefits is required under the terms of a Plan that may be subject to Code Section 280G (or other similar reduction) then, to the extent that the participant is otherwise permitted to select the order of reductions, the reductions shall instead be made in the following order:

(a)

First, by reducing the cash amounts (excluding coverage under a hospitalization plan, major medical plan, dental plan, group-term life insurance plan, accidental death and dismemberment plan (“welfare benefits”) that would not constitute

Deferred Compensation (with the payments subject to such reduction to be determined by ACE), to the extent necessary to decrease the payments to the requisite amount.

(b)	Next, if after the reduction to zero of the amounts described in paragraph (a) above, further reductions are required under the applicable Plan, then by reducing the cash amounts of payments (excluding welfare benefits) that constitute Deferred Compensation, with the reductions to be applied first to the payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary.

5.	For purposes of these amendments, the term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. Section 1.409A-1.

6.	The terms of the Plans shall be interpreted in a manner that ACE or its delegate determines may be necessary or appropriate to avoid acceleration of income recognition or imposition of penalties under Section 409A, and ACE and its delegates may take such steps as they determine to avoid such acceleration or penalties.

The undersigned, on behalf of ACE, hereby adopts the foregoing amendments.

Date:	, 2008

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